As filed with the Securities and Exchange Commission on November 12, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGON LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

World Trade Center Schiphol

Schiphol Boulevard 223

1118 BH Schiphol

The Netherlands

+31-20-259-2500

(Address, including Zip Code, of Principal Executive Offices)

Aegon Ltd. 2027 Omnibus Incentive Plan

(Full title of the plan)

Transamerica Corporation

6400 C Street SW

Cedar Rapids, Iowa 52499

(319) 355-8511

(Name, address and telephone number of agent for service)

Copies to:

A. Peter Harwich

Julia A. Thompson

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given by Aegon Ltd. (the “Registrant”) to each recipient of an award under the Aegon Ltd. 2027 Omnibus Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with or furnished to the Commission by the Registrant are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F (File No. 001-10882) for the year ended December  31, 2025, filed with the Commission on March  26, 2026, and amended on April 1, 2026;

(b) The Registrant’s Current Reports on Form 6-K furnished to the Commission on April 28, 2026 (containing certain pro forma financial information) and on August 20, 2026 (containing the interim financial information for the six months ended June  30, 2026); and

(c) The description of Common Shares contained in Exhibit 2.2 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on April 4, 2024, as updated by the Registrant’s Prospectus, filed with the Commission on September 8, 2026.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, including any reports on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this registration statement, shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Bermuda exempted company with liability limited by shares.

The Registrant maintains insurance to indemnify members of its board of directors (the “Board”) and officers. The Registrant’s bye-laws provide that Board members and officers are indemnified in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty, or breach of trust in relation to the Registrant or any subsidiary thereof. The indemnification does not extend to claims arising from fraud or dishonesty. The Registrant has also contractually agreed to indemnify certain members of the Board and officers.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the Board, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	Memorandum of Continuance (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F, filed on April 4, 2024)

4.2	Amended and Restated Bye-laws of Aegon Ltd., effective October 15, 2026 (incorporated by reference to the Registrant’s Current Report on Form 6-K, filed on October 15, 2026)

5.1*	Opinion of Conyers Dill & Pearman Limited

23.1*	Consent of EY Accountants B.V., independent registered public accounting firm

23.2*	Consent of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm

23.3*	Consent of KPMG Accountants N.V., independent auditors of ASR Nederland N.V.

23.4*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

107*	Filing Fee Table

99.1	Aegon Ltd. 2027 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-4, filed on August 26, 2026)

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Schiphol, the Netherlands, on November 12, 2026.

AEGON LTD.

By:	/s/ Eilard Friese
Name:	Eilard Friese
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eilard Friese and Duncan Russell and each of them, individually, as his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on November 12, 2026 in the capacities indicated:

Signature	Title

/s/ Eilard Friese Eilard Friese	Chief Executive Officer, Chairman of the Executive Committee, and Executive Director (Principal Executive Officer)

/s/ Duncan Russell Duncan Russell	Chief Financial Officer and Member of the Executive Committee (Principal Financial and Principal Accounting Officer)

/s/ Albert Benchimol Albert Benchimol	Director

/s/ Leni Boeren Leni Boeren	Director

/s/ Mark A. Ellman Mark A. Ellman	Director

/s/ Lori Fouché Lori Fouché	Director

/s/ David Herzog David Herzog	Director

/s/ Jack McGarry Jack McGarry	Director

/s/ Jay Ralph Jay Ralph	Director

/s/ Caroline Ramsay Caroline Ramsay	Director

/s/ Thomas Wellauer Thomas Wellauer	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Aegon Ltd. has signed this registration statement on November 12, 2026.

TRANSAMERICA CORPORATION

By:	/s/ Andrew S. Williams
Name: Andrew S. Williams
Title: Senior Vice President, General Counsel and Secretary